UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 9, 2006

EDGE PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-22149	76-0511037
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1301 Travis, Suite 2000, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (713) 654-8960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Non-employee Director Compensation. On March 9, 2006, the Board of Directors (the “Board”) of Edge Petroleum Corporation (the “Company”) approved the following recommendations of the Corporate Governance/Nominating Committee and Compensation Committee of the Board.  On March 9, 2006, the Corporate Governance/Nominating Committee of the Board recommended certain changes to the compensation of non-employee directors of the Company.  The Committee recommended that effective June 1, 2006, the annual retainer, which is payable in arrears, be increased by $14,000 from $56,000 ($20,000 of which is payable in cash and $36,000 of which is payable in common or restricted stock of the Company) to $70,000, consisting of $20,000 payable in cash and $50,000 payable in common or restricted stock of the Company (subject to rounding up or down such that the number of shares issued to each director is evenly divisible by three, but not to exceed $50,000 in value). The Committee also recommended that each director be required to own shares of common stock of the Company equal to three times their annual director compensation and that such ownership be achieved within three years from July 1, 2006.  All directors, except Messrs. Clarkson and Creel, currently own stock in the Company worth at least three times their annual director compensation.

Executive Officer Compensation. At the same time, the Compensation Committee of the Board approved increases in the maximum potential bonus rate opportunities for executive officers for 2006.  The maximum bonus opportunity for Mr. Elias for 2006 was increased from 100% of base salary to 130% of base salary. The maximum bonus opportunity for Mr. Long for 2006 was increased from 84% of base salary to 110% of base salary.  The maximum bonus opportunity for Mr. Tugwell for 2006 was increased from 84% of base salary to 120% of base salary. The minimum bonus opportunity remains 0% for all executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGE PETROLEUM CORPORATION

Date: March 14, 2006	By:	/s/ Robert C. Thomas
Robert C. Thomas
Vice President, General Counsel
and Corporate Secretary